Exhibit 10.6

CONSULTING MARKET ACCESS,

HEALTH ECONOMICS & OUTCOME

RESEARCH, FOR IMT (IMPLANTABLE

TELESCOPE TECHNOLOGY) IN

EUROPEAN COUNTRIES

RESEARCH PREPARED FOR VISIONCARE:

NAME : RICHARD P. POWERS

TITLE : CFO

TEL : +1 408 329 9123	MOBILE: +1 650 245 2707

EMAIL : POWERS@VISIONCAREINC.NET

ADDRESS : VISIONCARE, INC.

 14395 SARATOGA AVE, SUITE 150

 SARATOGA, CALIFORNIA 95070

CODE PROJET : VISIONCARE-CONSULT-2020

VERSION: 1.0

DATE: 21/12/2019

PREPARED BY :

Gilles BERDEAUX

BERDEAUX CONSULTING SAS

69 Chemin des Alluets

F-78240 CHAMBOURCY

Email: gilles.berdeaux@sfr.fr

Tel: +33.6.17.17.13.50

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

BERDEAUX Consulting SAS (BC) is a company dedicated to market access activities, both in drugs and medical devices. Our main expertise focused on quantitative evaluation covering various fields: Health Economics, Patient Reported Outcome, Real World Evidence, Observational Studies, Biostatistics applied to Health Technology Assessment, among others.

As such, BC can support clients strategically to reach their market access targets (price-volume-time), with or without reimbursement, accounting for an acceptable and expected time to access the market.

Dr BERDEAUX is an experienced manager in Health Economics, Outcome Research and Market Access. Medical Doctor by training, he gained expertise in Biostatistics, Epidemiology and Health Economics, with a focus on quantitative evaluation. His competencies are about addressing all access, reimbursement, pricing, and technology acquisition issues by designing and performing the most relevant research studies providing economics and outcomes assessments. He developed research programs involving both drugs and medical devices in any phases of their life-cycle covering Europe, Middle East and Africa, America and Asia. He worked both in CROs and industries and have numerous scientific references: 100+ abstracts published, 100+ papers referenced in Medline, peer reviews in 30+ scientific journals, 10+ scientific society memberships. More than 50% of his scientific works were realized in the field of eye diseases.

Eye diseases have been an important topic of research with two main area of activities: cataract and age-related macular degeneration (ARMD).

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

On cataract surgery, Dr BERDEAUX contributed to the evaluation of intra-ocular lenses by several heath technology agencies in European countries with a focus on posterior capsular opacification (incidence rate, life-long vision and economic consequences) and multifocal implant (benefits brought to the patients by being free of glasses and economic consequences). He contributed to the development of national recommendations in France (HAS) and Belgium (KCE) and published 20+ Medline referenced papers on these topics.

On age-related macular degeneration, Dr BERDEAUX developed an epidemiological model to size the targeted population that was used by the Haute Autorité de la Santé when evaluating Lucentis1. He also documented the burden of ARMD, based on an international pan-European observational survey, to feed health economics model.

Market access successes were reached in numerous area: Market access/Reimbursement of drugs/devices in Europe/Middle East/Africa/ America/Asia, Drug premium, Reimbursement of devices by private insurance, DRG funding, Patient co-payment, HTA lobbying, publication of scientific guidelines.

Technical skills covered by Dr Berdeaux are the following: Comparative Effectiveness Research, Observational survey, Prescription database analysis in several countries, Patient reported outcome questionnaire, Cost and Burden of Illness studies, Cost-effectiveness & Cost-benefit analyses, Budget impact analysis, National Health System funding analysis, Discrete choice and contingency analysis, Modelling techniques, Biostatistics, Quantitative epidemiology, Data mining, Decision making analysis support.

1 Korobelnik JF, Moore N, Blin P, Dharmani C, Berdeaux G.. Estimating the yearly number of eyes with treatable neovascular age-related macular degeneration using a direct standardization method and a Markov model. Investigative Ophthalmology and Vision Science 2006 Oct;47(10):4270-6.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

MISSION

BERDEAUX CONSULTING SAS (BC hereunder) has been contacted to advise VISIONCARE on their European market access activities related to their IMT (Implantable Telescope technology) medical device.

IMT is indicated for monocular implantation to improve vision in eyes of patients at least 65 years of age with severe to profound vision impairment caused by bilateral central scotomas associated with end-stage age-related macular degeneration (AMD). The magnification with the telescope helps these more peripheral parts of the retina ‘see’ the image and therefore helps patients in their activity of daily living.

Today, IMT is reimbursed by Medicare at a price of 20 600US$. VISIONCARE is seeking reimbursement in some selected European countries, knowing that Medeuronet, a global CRO, has already started investigating European access of IMT. They suggested the use of Forfait Innovation for France and case by case contracting in Germany and the NL.

BC activities will cover, among other topics:

• A review of all scientific works / publications developed for IMT which took a public health perspective

• A review of what has been developed by Medeuronet

• Gap analysis between existing evidence and HTA agency expectations

• Strategy to close the gap aligned with the business strategy of VISIONCARE: countries of interest, targeted price, acceptance of volume restriction, timing to access the market, market access budget, market access resources, requested quality and expertise, etc…

• BC will investigate a broad range of techniques that could be used to support business objectives of VISIONCARE, such cost effectiveness analysis, real world evidence (based on current sales), utility, medical act coding, health care delivery organization, national / regional NHS funding analysis, etc…

• When questions will become country specific, BC will seek for local expertise, endorsed by VISIONCARE.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

In the case of a gap analysis, BC advises consulting activities to be performed by block of 50 hours which leaves enough resources for progressing step by step toward a broader market access plan.

BUDGET

(C) Vat excl	Hourly Cost	# Hours	Total Cost
CONSULTING	200€	50	10 000€

Consulting calendar will be set-up for each mission between VISIONCARE and BC and work will be started after VISIONCARE written approval.

PAIEMENT

An invoice of 5 000€ will be sent to VISIONCARE at the signature of the contract. Another invoice of 5 000€ will be sent when the 26th consulting hour will be started. Invoices are payable 30 days of the end of the month.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

BETWEEN :

BERDEAUX CONSULTING SAS,

with registered office at 69, chemin des Alluets, F-78240 Chambourcy

(hereinafter referred to as “BERDEAUX CONSULTING”)

AND:

xxxxxx

(hereinafter referred to as “THE CLIENT”)

WHEREAS, THE CLIENT is desirous to have performed certain services by BERDEAUX CONSULTING with respect to the PROJECT: “CONSULTING HEALTH ECONOMICS – OUTCOME RESEARCH – PATIENT REPORTED OUTCOME – REAL WORLD EVIDENCE – MARKET ACCESS”

WHEREAS, BERDEAUX CONSULTING has the knowledge and the experience to perform such services;

NOW THEREFORE, in consideration of the mutual premises herein contained, the Parties agree as follows:

Article 1: Scope

1.1.            BERDEAUX CONSULTING hereby accepts the assignment under the terms and conditions of present Agreement, to perform on behalf of THE CLIENT the following services: Market access consulting (hereinafter referred to as “PROJECT”).

1.2.            The PROJECT to be performed by BERDEAUX CONSULTING is described in the following enclosure, which enclosure form an integral part of this Agreement: CONSULTING HEALTH ECONOMICS – OUTCOME RESEARCH – PATIENT REPORTED OUTCOME – REAL WORLD EVIDENCE – MARKET ACCESS

Article 2: Performance of the services

2.1.             In carrying out the PROJECT, BERDEAUX CONSULTING shall make available the resources and personnel, and shall take such steps as it deems necessary, in order to perform its obligations in accordance with the terms hereof. BERDEAUX CONSULTING shall perform the services in accordance with the definition and criteria of the PROJECT. BERDEAUX CONSULTING guarantees that it will perform the PROJECT according to the generally accepted standards of good professional practices; and all applicable laws, rules and regulations relating to the conduct of the PROJECT. Furthermore, BERDEAUX CONSULTING shall use its best efforts to perform the PROJECT in accordance with the agreed upon time schedule.

2.2.           The delivered services are provided on an “as is” basis without any further warranties of any kind. BERDEAUX CONSULTING does not warrant that the delivered services shall meet the present or future needs or objectives of CLIENT and CLIENT assumes sole responsibility for the use, selection, and suitability of the delivered services to its needs and objectives.

2.2.          BERDEAUX CONSULTING shall develop the PROJECT for THE CLIENT’s consideration and shall not use the data and materials acquired in carrying out the PROJECT for any purpose other than the PROJECT or disclose it to any person other than THE CLIENT without the express and written consent of THE CLIENT.

2.3.           Should it appear that the services have not been performed in accordance with the definition and criteria of the PROJECT, or the agreed upon quality standards, THE CLIENT shall have the right to request BERDEAUX CONSULTING immediately to undertake all modifications, alterations and additions required to comply with the requirements without any additional cost for THE CLIENT.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

Article 3: Changes and amendments

3.1.            Amendments and substantial changes to the PROJECT shall be agreed upon by both Parties in writing. All such amendments or changes shall be prepared in writing by BERDEAUX CONSULTING and communicated to THE CLIENT, stating the consequences on price and terms.

3.2.            Either party retains the right to cancel any and all the work in progress on the PROJECT upon thirty (30) days written notice to the other party. In case of cancellation of the PROJECT, THE CLIENT agrees to pay for all BERDEAUX CONSULTING’s fees and costs incurred, or contracted to be incurred, to the date of termination of the PROJECT upon presentation of documentary proof. In the event this Agreement is terminated by THE CLIENT for any reason except for a breach by BERDEAUX CONSULTING. THE CLIENT shall pay BERDEAUX CONSULTING all reasonable non-cancellable costs incurred as of the date of termination. For purposes of this Agreement, non-cancellable costs shall mean costs which cannot be prevented or mitigated, and which arise directly as a result of this Agreement.

Article 4: Compensation

4.1.           The supply of BERDEAUX CONSULTING data, information, documentation, analysis, solutions and/or consultancy services shall be subject to BERDEAUX CONSULTING’s acceptance of the signed Order Form or Proposal or CLIENT’s payment of the invoice.

4.2.            If BERDEAUX CONSULTING has elected to provide Information Services prior to the formal signature of the contract, acceptance of delivery by CLIENT shall constitute acceptance of the contract without any additional signature of this Agreement being necessary to prove such acceptance.

4.3.          Where different services are involved, in no event shall CLIENT deduct or off-set any amount(s) against any amount(s) owed to BERDEAUX CONSULTING’s without BERDEAUX CONSULTING’s prior written consent.

4.4.            As compensation for BERDEAUX CONSULTING’s services, THE CLIENT shall pay to BERDEAUX CONSULTING a fixed fee of maximum 10 000 EUR for 50 hours of consulting (VAT not included), as agreed upon for this PROJECT. Additional costs and expenses that were initially not included in the PROJECT, shall only be refunded if agreed upon in advance by THE CLIENT in writing.

BERDEAUX CONSULTING shall invoice THE CLIENT in accordance with the following instalments:

50% at start of the activity

50% at the 26th consulting hour

4.5.            Invoices are payable within thirty (30) days of the end of the month.

4.6.           If CLIENT fails to pay Fees when due, BERDEAUX CONSULTING may charge in addition to the invoiced amount, interest at a rate equal to the discount rate charged by the central bank of the billing currency plus 5% (five percent) per annum on the unpaid balance beginning thirty-five (35) days from the date of the invoice until such amounts are paid.

Article 5: Audit

During the term of this Agreement, BERDEAUX CONSULTING’s facilities, may during reasonable business hours be inspected by THE CLIENT or by a person appointed by THE CLIENT, with the right to inspect and to have access to such records separately kept by BERDEAUX CONSULTING, in order to verify the compliance with the agreed upon quality standards.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

Article 6: Documents and Materials

6.1.           THE CLIENT shall provide BERDEAUX CONSULTING in due time with all the documentation, information and instructions relating to the PROJECT and necessary to enable BERDEAUX CONSULTING to perform the services under this Agreement. All such information shall remain the property of THE CLIENT at all times, irrespective of whether this information has been made available by THE CLIENT or has been produced by BERDEAUX CONSULTING as part of the PROJECT.

6.2.           BERDEAUX CONSULTING agrees to provide, at its own cost and expense all labour necessary for the performance of the PROJECT, unless otherwise agreed upon. All equipment and machinery supplied by THE CLIENT, shall remain the property of THE CLIENT at all times.

Article 7: Intellectual property rights

All transmittable intellectual property rights directly resulting from the performance of the services and any other titles to publish, copy or commercialize them worldwide shall be transmitted by BERDEAUX CONSULTING to THE CLIENT and THE CLIENT shall be free to use and exploit such results at its discretion. BERDEAUX CONSULTING will not be responsible for the use and exploitation of the PROJECT and its results by THE CLIENT.

Article 8: Confidentiality

8.1.             BERDEAUX CONSULTING acknowledges that all information divulged or communicated or in any other way disclosed to him under the present Agreement is strictly confidential. The disclosure will therefore be subject to the following obligation of confidentiality and non-use.

8.2.            BERDEAUX CONSULTING shall maintain in confidence all such information received from THE CLIENT. BERDEAUX CONSULTING shall not disclose such confidential information to any third party nor use such information for any purpose other than performing the above-mentioned services to THE CLIENT. Upon THE CLIENT’s first request, BERDEAUX CONSULTING shall immediately return to THE CLIENT all physical embodiment of such confidential information (if any).

8.3.             The obligation of confidentiality and non-use of this Article shall not apply to information that:

a) was known in the public domain or subsequently enters into the public domain through no fault of BERDEAUX CONSULTING;

b) BERDEAUX CONSULTING receives from a third party not under obligation to keep such information confidential:

c) is required to be disclosed by law;

d) was disclosed subject to THE CLIENT’s prior written consent.

8.4.             The above obligations shall survive the termination of this Agreement for a period of ten (10) years.

Article 9: Term

Unless sooner terminated as hereinafter provided, this Agreement shall enter into force and effect on START DATE and shall continue in full force and effect until the above mentioned services have been completed, which completion shall in no event be later than END DATE.

Article 10: Termination

10.1.          If BERDEAUX CONSULTING shall commit any breach of any covenant or agreement herein detained, and shall fail to remedy such breach within thirty (30) days after receipt of written notice thereof by THE CLIENT, or should ownership of or control over BERDEAUX CONSULTING be transferred to others than those presently holding ownership of or control over BERDEAUX CONSULTING, notice of which transfer shall be promptly given to THE CLIENT, or if BERDEAUX CONSULTING becomes insolvent. THE CLIENT may, at its option and by written notice, terminate this Agreement and the rights herein granted immediately without any prior notice.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

10.2.            Furthermore, THE CLIENT may, at its option and by written notice, terminate this Agreement should BERDEAUX CONSULTING’s premises and/or records not comply with the agreed upon quality standards, THE CLIENT shall have the right to terminate this Agreement, without incurring any liability, provided that BERDEAUX CONSULTING would have failed to start the necessary corrective action within thirty (30) days after having been notified of such situation.

10.3.            Irrespective the way in which the Agreement is terminated, BERDEAUX CONSULTING shall immediately return to THE CLIENT the results of its assignment hereunder, together with all data, information and materials received from THE CLIENT.

Article 11: Indemnification

11.1.            THE CLIENT hereby waives and agrees to indemnify, defend and hold BERDEAUX CONSULTING harmless from and against any loss, claim, damage or liability of any kind occasioned by THE CLIENT or its employees or its or their use of materials arising out of or in connection with this Agreement.

11.2.            BERDEAUX CONSULTING shall hold THE CLIENT harmless for any loss, claim, damage or liability of any kind to the extent caused by the negligence, recklessness or wilful misconduct of BERDEAUX CONSULTING or its employees in performing the services under this Agreement, but BERDEAUX CONSULTING will not be liable for any special, incidental or consequential damages including but not limited to loss of revenue or profit in connection with or arising out of performance of this Agreement. BERDEAUX CONSULTING will secure and maintain in full force and effect throughout the term of this Agreement insurance coverage of General Liability in amounts appropriate to the conduct of BERDEAUX CONSULTING’s business. Upon request, BERDEAUX CONSULTING shall furnish THE CLIENT with certificates evidencing the required insurance coverage.

Article 12: Relationship of the Parties

BERDEAUX CONSULTING, for all purposes related to this Agreement, shall be deemed an independent contractor of THE CLIENT, and nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the Parties as partners or joint ventures.

Article 13: Use of Names

Save as required by law no announcement or circular in connection with the subject matter of this Agreement shall be made by or on behalf of BERDEAUX CONSULTING or THE CLIENT without the prior approval of the other Party, such approval not to be unreasonably withheld or delayed.

Article 14: Force majeure

14.1.            Except as otherwise herein provided, neither Party shall be liable or deemed in default for failure to perform any duty or obligation that such Party may have under this Agreement where such failure has been occasioned by any act of God, fire, strike, inevitable accidents, war, or any other cause outside the reasonable control of that Party and occurring without its fault or negligence.

14.2.          The Party whose performance has so been interrupted shall give the other Party notice of the interruption and cause thereof and shall use every reasonable means to resume full performance of this Agreement as soon as possible.

Article 15: Assignment and Subcontracting

Neither this Agreement nor the rights or obligations hereunder shall be assignable or otherwise transferred or subcontracted by BERDEAUX CONSULTING or THE CLIENT without prior written approval of the other party, except to respective Affiliates.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

Article 16: Notices

Any notice required under this Agreement shall be made in writing by registered mail or facsimile to the Parties, at their respective addresses first above written or as subsequently changed by notice. Notice sent by mail shall be effective three (3) days after posting; notice sent by facsimile shall be effective when sent.

Article 17: Modification of Contract

No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid and no evidence of waiver or modification shall be offered or received in evidence of any proceeding or litigation between the Parties hereto arising out of or affecting this Agreement or the rights or obligations of the Parties hereunder, unless such waiver or modification is in writing, duly signed by both Parties.

Article 18: Applicable law and jurisdiction

The present Agreement is governed by French law. In the event of disputes relating to the interpretation or performance of the present Agreement, the parties shall attempt to reach an amicable settlement. If such an amicable settlement should fail, the dispute shall be submitted exclusively to the courts of Nanterre, France.

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY

CLIENT	BERDEAUX CONSULTING SAS

Date	Date 21/12/2019

Signature	Signature

/s/ Richard Powers	/s/ Gilles Berdeaux

Name Richard POWERS	Name Gilles BERDEAUX

Title EVP & CFO	Title Président

Company VISION CARE INC.

Address 14395 SARATOGA AVE	Address

SUITE 150	69 Chemin des Alluets

SARATOGA 95070	F-78240 CHAMBOURCY

BERDEAUX CONSULTING SAS. RCS VERSAILLES 839 797 875   -   SIRET 839 797 875 00011   -  APE : 7022Z

TVA Intracommunautaire FR 27 839797875 69 Chemin des Alluets. F-78240 CHAMBOURCY